Exhibit 99.1

Contact:	Julie McDowell Vice President Corporate Communications 610-948-2836

FOR IMMEDIATE RELEASE	July 26, 2005
TELEFLEX REPORTS SECOND QUARTER 2005 RESULTS
Revenues Up 11%, Core Growth Up 4%; Record Quarterly Earnings from Continuing Operations;
Record First Half Cash Flow from Operations.
Limerick, PA — Teleflex Incorporated (NYSE: TFX) today reported that revenues from continuing operations for the second quarter of 2005 increased 11 percent to $658.0 million, compared to $593.1 million for the second quarter of 2004. Income from continuing operations for the quarter was $38.3 million or 93 cents per diluted share. Income from continuing operations excluding special charges related to the restructuring and divestiture program was $42.6 million or $1.04 per diluted share, an increase of 17 percent over the prior year quarter. Income from continuing operations for the second quarter of 2004 was $36.2 million or 89 cents per diluted share.
     For the first half of 2005, cash flow from continuing operations increased to $162.9 million, up 48 percent compared to $110.0 million realized in the first six months of 2004. Free cash flow for the first six months was $117.4 million compared to $68.7 million in the same period of the prior year, an increase of 71 percent.
     Jeffrey P. Black, president and chief executive officer said, “This was an outstanding quarter for Teleflex. Solid execution on our operating plans delivered a significant increase in our Medical Segment margins, a turnaround for the Aerospace Segment, and growth on both the top and bottom line. Our operating model is producing strong free cash flow and we continue to improve our balance sheet and fundamentals. As a result of the strong first half performance, we are narrowing the full year outlook for earnings from continuing operations excluding special charges to $3.65 to $3.80.”
     Black continued, “We remain focused on the successful completion of our restructuring and divestiture initiatives and the Teleflex team has renewed its focus on the strategic actions we can take to position ourselves for future growth. With confidence in our potential for long-term growth and cash flow generation, the Board of Directors has authorized a $140 million share repurchase program also announced today.”
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Continuing Operations — First Six Months
     For the first six months of 2005, revenues from continuing operations increased 9 percent to $1.28 billion compared to revenues of $1.17 billion for the same period in 2004. Income from continuing operations for the first six months was $63.4 million or $1.55 per diluted share. Income from continuing operations excluding special charges related to the restructuring and divestiture program for the first six months was $73.8 million or $1.81 per diluted share. Income from continuing operations for the prior year was $68.0 million or $1.68 per diluted share.
Discontinued Operations
     Losses from discontinued operations for the second quarter of 2005 were $9.3 million or 23 cents per diluted share compared to a loss from discontinued operations of $2.1 million or 5 cents per diluted share in the second quarter of the prior year. These results include a further gain on sale of assets of $1.7 million related to the first quarter divestiture of Sermatech International. Results also include a charge of $11.1 million or 18 cents per diluted share related to a write down of assets planned for sale. The majority of this charge relates to the automotive pedal systems business with a smaller portion related to a small business in the Medical Segment that is planned for sale. After the end of the quarter, the Company announced the signing of an agreement to divest its automotive pedal systems business. This transaction is expected to close in the third quarter of 2005.
     For the first six months of 2005, income from discontinued operations was $4.3 million or 11 cents per diluted share as compared to a loss of $4.3 million or 11 cents per diluted share for the first six months of 2004.
Net Income
     Net income for the second quarter of 2005 was $29.0 million or 71 cents per diluted share compared to net income of $34.2 million or 84 cents per diluted share for the prior year period. Net income for the first six months of 2005 was $67.7 million or $1.66 per diluted share compared to net income of $63.6 million or $1.57 per diluted share for the same period of the prior year.
Second Quarter 2005 Results from Continuing and Discontinued Operations
     The following table reconciles income and diluted earnings per share from continuing and discontinued operations as reported to income and diluted earnings per share from continuing and discontinued operations excluding special charges and gain on sale of assets.
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	2Q Continuing Operations		2Q Discontinued Operations
	(dollars in thousands, except per share)
Income (loss) and diluted earnings (losses) per share	$38,315	$0.93	$(9,342)	$(0.23)
Special charges:
Restructuring and other costs	6,653		11,100
Income tax (benefit) on restructuring costs	(2,410)		(3,725)

Restructuring costs net of tax	4,243	0.10	7,375	0.18
Gain on sale of assets			(1,687)
Income tax on gain on sale of assets			590

Gain on sale of assets, net of tax			(1,097)	(0.03)
Rounding		0.01		0.01

Income (loss) and diluted earnings (losses) per share excluding special charges	$42,558	$1.04	$(3,064)	$(0.07)

Restructuring and Divestiture Program
     The charges against continuing operations associated with the restructuring and divestiture program during the second quarter were $6.7 million and were incurred by segment as follows: Commercial $1.7 million, Medical $4.6 million and Aerospace $0.4 million.
     In addition, the Company expects to incur future restructuring costs over the next four quarters primarily in the Medical Segment with expected costs of $27.2 million to $34.0 million, with some smaller actions to be completed in the Commercial Segment costing between $0.8 million to $2.0 million.
     The projected total cost related to the restructuring and divestiture program continues to be in the range of $203 million to $211 million. The anticipated cash cost of the program is now expected to be between $68 million and $76 million a reduction from earlier projections of $83 million to $91 million due to the tight control of program costs.
Second Quarter 2005 Business Segment Commentary
     The following segment discussion excludes the impact of discontinued operations and items included in restructuring costs as disclosed in the condensed consolidated statements of income. For the second quarter of 2005, the Company’s overall revenue growth of 11 percent consisted of 4 percent from core growth, 2 percent from currency, 1 percent from consolidation of variable interest entities, and 8 percent from acquisitions, which were offset by a 4 percent decline from dispositions.
Medical Segment
     Medical Segment revenues increased 40 percent in the second quarter to $218.9 million from $156.8 million in the second quarter of 2004. The increase consisted of 4 percent from core growth, 3 percent from currency, 2 percent from the consolidation of variable interest entities, and 32 percent from acquisitions, offset by a 1 percent decline from dispositions.
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     Medical Segment revenues increased primarily as a result of increased volume for respiratory care and other disposable medical products and increased sales of specialty devices for medical device manufacturers. Sales of respiratory care products in the European market were particularly strong in the quarter as the Company benefited from the integration of the HudsonRCI and Rüsch product lines. The Segment also benefited from strong sales of specialty devices for the orthopedic market and other new products.
     Medical Segment operating profit increased 62 percent in the second quarter of 2005 to $43.4 million from $26.7 million in the second quarter of 2004. This increase was driven primarily by the strong contribution from the integration of HudsonRCI and also by improvements resulting from changes in the cost structure of the core Medical businesses.
Commercial Segment
     Commercial Segment revenues declined 2 percent in the second quarter of 2005 to $314.7 million from $322.6 million in the second quarter of 2004. Increases of 1 percent in core growth and 2 percent in currency were more than offset by a 5 percent decrease resulting from the disposition of non-core businesses. The Segment benefited from continued strength in its industrial OEM markets and the contribution of new driver control and power and vehicle management products. Sales of power and vehicle management products for the marine and recreational markets slowed when compared to the strong performance in the prior year.
     Commercial Segment operating profit declined 30 percent to $25.4 million from $36.2 million when compared to second quarter last year. This decline primarily reflects the impact of higher than expected costs incurred during the introduction of certain products in the recreational and industrial markets, the mix impact of increased volume for industrial products and lower-volume contributions from products for marine and recreational markets, and the impact of divestitures made in 2004.
Aerospace Segment
     Aerospace Segment revenues increased 9 percent in the second quarter of 2005 to $124.3 million from $113.7 million in the second quarter of 2004. Revenue growth was attributable to strong core growth in all three Aerospace businesses with increases in sales of repair products and services, cargo-handling systems and precision-machined components for aircraft engines.
     Aerospace Segment operating profit improved in the second quarter of 2005 to a profit of $6.6 million from a loss of $5.5 million in the second quarter of 2004. This increase was primarily the result of improvements in the precision-machined components and the cargo systems businesses and a reduction in losses resulting from the exit of the industrial gas turbine aftermarket services.
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Outlook
     Commenting on the outlook for 2005, Mr. Black said, “We are pleased with our performance in the first half and are looking to build on this momentum in the second half. On balance, we expect the second half to look a lot like the first half with additional gains coming from restructuring cost savings. With the restructuring program well underway, we have successfully controlled facility consolidation costs and made only minor adjustments to timing of the plan. We remain confident and look forward to continuing our progress in the coming months.”
     The Company anticipates diluted earnings per share from continuing operations excluding special charges for the full year 2005 will be in the range of $3.65 to $3.80 and expects reported earnings per share from continuing operations including such charges to be in the range of $3.06 to $3.25.
     The Company’s outlook does not take into consideration any potential impact of the $140 million share repurchase program also announced today.
     As previously announced, Teleflex will comment on its second quarter 2005 results on a conference call to be held Wednesday, July 27, at 10:00 a.m. (ET). The call will be available live and archived on the Company’s website at www.teleflex.com and accompanying charts will be posted prior to the call. An audio replay will be available from July 27 until August 1 by calling 888-286-8010 (US/Canada) or 617-801-6888 (International) and enter Passcode # 64887834.
Second Quarter Restructuring Costs from Continuing Operations

	Commercial	Medical	Aerospace	Total
	(dollars in thousands)
Severance and stay bonuses for terminated employees	$1,123	$1,052	$67	$2,242
Contract termination costs	70	451	—	521
Write down of certain asset values	156	120	—	276
Other restructuring costs	300	2,991	323	3,614

Total	$1,649	$4,614	$390	$6,653

     Total Projected Restructuring and Other Charges from Continuing and Discontinued Operations
     (dollars in thousands)

Severance and stay bonuses for Terminated employees	$39,000	To	$42,000
Write-down of certain asset values	135,000	To	135,000
Contract termination costs	11,000	To	13,000
Other restructuring costs	18,000	To	21,000

	$203,000		$211,000

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Additional Notes and Notes on Non-GAAP Financial Measures:
The Company has determined that it is appropriate to separately identify the following financial measures for all of its majority, but not wholly-owned subsidiaries. The minority interest in consolidated subsidiaries previously included in selling, engineering and administrative expenses totaled $4,764 and $8,876 for the three and six months ended June 27, 2004, respectively. These reclassifications have no impact on previously reported net income.
This press release addresses free cash flow and certain income measures which exclude the effect of restructuring and other costs associated with our restructuring and divestiture program, which may be considered non-GAAP financial measures. A table reconciling cash flow from operations to free cash flow is set forth below. A table reconciling income and diluted earnings per share from continuing and discontinued operations to income and diluted earnings per share from continuing and discontinued operations excluding special charges and gain on sale of assets is set forth above.
The reconciliation of cash flow from operations to free cash flow is as follows :

	YTD June 2005	YTD June 2004
	(dollars in thousands)
Cash flow from operations	$162,912	$109,978
Capital expenditures	(26,387)	(24,613)
Dividends	(19,097)	(16,635)

Free cash flow	$117,428	$68,730

Certain financial information is presented on a rounded basis which may cause minor differences.
Teleflex at a Glance:
Teleflex is a diversified industrial company with annual revenues of more than $2.4 billion. The Company designs, manufactures and distributes quality engineered products and services for the automotive, medical, aerospace, marine and industrial markets worldwide. Teleflex employs more than 20,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex, including a recent archived conference call with analysts and investors, can be obtained from the Company’s website on the Internet at www.teleflex.com.
Caution Concerning Forward-looking information:
This press release contains forward-looking statements, including, but not limited to, statements relating to projected costs of the restructuring program; anticipated divestitures and portfolio adjustments; forecasted 2005 diluted earnings from continuing operations excluding special charges related to restructuring and divestiture; forecasted 2005 diluted earnings per share from continuing operations; anticipated cash flow from operations and improving financial performance; and anticipated benefits from the restructuring and divestiture program; the integration of HudsonRCI and previously discussed portfolio actions. Actual results could differ materially from those in these forward-looking statements due to, among other things, inability to sell businesses at prices, or within time-periods, anticipated by management; unanticipated expenditures in connection with the effectuation of restructuring programs; costs and length of time required to comply with legal requirements applicable to certain aspects of the restructuring program; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; customer reaction to the program; and other factors described in Teleflex’s filings with the Securities and Exchange Commission.
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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	June 26,	June 27,
	2005	2004
	(Dollars and shares in thousands,
	except per share)
Revenues	$657,959	$593,111
Materials, labor and other product costs	467,441	423,466

Gross profit	190,518	169,645
Selling, engineering and administrative expenses	116,219	114,014
Gain on sales of businesses and assets	—	(5,083)
Restructuring costs	6,653	—

Income from continuing operations before interest, taxes and minority interest	67,646	60,714
Interest expense, net	10,565	6,145

Income from continuing operations before taxes and minority interest	57,081	54,569
Taxes on income from continuing operations	13,585	13,561

Income from continuing operations before minority interest	43,496	41,008
Minority interest in consolidated subsidiaries	5,181	4,764

Income from continuing operations	38,315	36,244

Operating loss from discontinued operations (including gain on disposal of $1,687 and $0, respectively)	(13,708)	(2,354)
Tax (benefit) from discontinued operations	(4,366)	(275)

Loss from discontinued operations	(9,342)	(2,079)

Net income	$28,973	$34,165

Earnings per share:
Basic:
Income from continuing operations	$0.94	$0.90
Loss from discontinued operations	$(0.23)	$(0.05)

Net income	$0.71	$0.85

Diluted:
Income from continuing operations	$0.93	$0.89
Loss from discontinued operations	$(0.23)	$(0.05)

Net income	$0.71	$0.84

Dividends per share	$0.25	$0.22
Weighted average common shares outstanding:
Basic	40,635	40,195
Diluted	41,031	40,538
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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended
	June 26,	June 27,
	2005	2004
	(Dollars and shares in thousands,
	except per share)
Revenues	$1,282,502	$1,171,243
Materials, labor and other product costs	917,946	837,131

Gross profit	364,556	334,112
Selling, engineering and administrative expenses	232,566	224,683
Gain on sales of businesses and assets	—	(5,083)
Restructuring costs	13,947	—

Income from continuing operations before interest, taxes and minority interest	118,043	114,512
Interest expense, net	21,653	12,920

Income from continuing operations before taxes and minority interest	96,390	101,592
Taxes on income from continuing operations	23,148	24,761

Income from continuing operations before minority interest	73,242	76,831
Minority interest in consolidated subsidiaries	9,879	8,876

Income from continuing operations	63,363	67,955

Operating income (loss) from discontinued operations (including gain on disposal of $36,121 and $0, respectively)	7,364	(4,332)
Taxes (benefit) on income (loss) from discontinued operations	3,028	(14)

Income (loss) from discontinued operations	4,336	(4,318)

Net income	$67,699	$63,637

Earnings per share:
Basic:
Income from continuing operations	$1.56	$1.69
Income (loss) from discontinued operations	$0.11	$(0.11)

Net income	$1.67	$1.59

Diluted:
Income from continuing operations	$1.55	$1.68
Income (loss) from discontinued operations	$0.11	$(0.11)

Net income	$1.66	$1.57

Dividends per share	$0.47	$0.42
Weighted average common shares outstanding:
Basic	40,544	40,093
Diluted	40,865	40,498
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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 26,	December 26,
	2005	2004
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$212,456	$115,955
Accounts receivable, net	434,580	514,179
Inventories	412,131	431,399
Prepaid expenses	34,941	32,525
Assets held for sale	60,337	54,384

Total current assets	1,154,445	1,148,442

Property, plant and equipment, net	476,143	584,252
Goodwill	518,187	524,134
Intangibles and other assets	232,714	244,859
Investments in affiliates	23,516	24,194
Deferred tax assets	105,890	108,555

Total assets	$2,510,895	$2,634,436

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current borrowings	$46,679	$101,856
Accounts payable	193,062	183,700
Accrued expenses	183,843	210,027
Income taxes payable	12,888	11,853
Liabilities held for sale	28,925	27,811

Total current liabilities	465,397	535,247
Long-term borrowings	615,144	685,912
Deferred tax liabilities	134,562	137,349
Other liabilities	99,274	100,717

Total liabilities	1,314,377	1,459,225
Minority interest in equity of consolidated subsidiaries	61,524	65,478
Commitments and contingencies
Shareholders’ equity	1,134,994	1,109,733

Total liabilities and shareholders’ equity	$2,510,895	$2,634,436

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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 26,	June 27,
	2005	2004
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$67,699	$63,637
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(4,336)	4,318
Depreciation expense	43,716	41,917
Amortization expense of intangible assets	7,368	5,371
Amortization expense of deferred financing costs	481	—
Gain on sale of businesses and assets	—	(5,083)
Impairment of long-lived assets	2,664	—
Minority interest in consolidated subsidiaries	9,879	8,876
Net change in operating assets and liabilities	35,441	(9,058)

Net cash provided by operating activities	162,912	109,978

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	16,000	—
Reduction in long-term borrowings	(69,768)	(28,990)
Decrease in notes payable and current borrowings	(53,524)	(51,031)
Proceeds from stock compensation plans	11,455	12,225
Dividends	(19,097)	(16,635)

Net cash used in financing activities	(114,934)	(84,431)

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment	(26,387)	(24,613)
Payments for businesses acquired	(6,701)	—
Proceeds from sale of businesses and assets	88,948	23,793
Investments in affiliates	(11)	899
Other	(2,600)	(1,219)

Net cash provided by (used in) investing activities	53,249	(1,140)

Cash Flows from Discontinued Operations:
Net cash provided by (used in) operating activities	(2,702)	6,363
Expenditures for property, plant and equipment	(2,024)	(5,828)

Net cash provided by (used in) discontinued operations	(4,726)	535

Net increase in cash and cash equivalents	96,501	24,942
Cash and cash equivalents at the beginning of the period	115,955	56,580

Cash and cash equivalents at the end of the period	$212,456	$81,522

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TELEFLEX INCORPORATED AND SUBSIDIARIES
SUMMARY OF SEGMENT RESULTS
(Unaudited)

	Three Months Ended
	June 26,	June 27,
	2005	2004
	(Dollars in thousands)
Revenues:
Commercial	$314,706	$322,568
Medical	218,906	156,846
Aerospace	124,347	113,697

Total revenues	657,959	593,111

Operating profit (1):
Commercial	25,361	36,201
Medical	43,352	26,708
Aerospace	6,570	(5,515)

Total operating profit	75,283	57,394
Corporate expenses	6,165	6,527
Gain on sale of businesses and assets	—	(5,083)
Restructuring costs	6,653	—
Minority interest in consolidated subsidiaries (2)	(5,181)	(4,764)

Income from continuing operations before interest, taxes and minority interest	$67,646	$60,714

(1)	Segment operating profit is defined as a segment’s revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and minority interest. Corporate expenses, gain on sale of businesses and assets, restructuring costs, interest expense and taxes on income are excluded from the measure.

(2)	Minority interest in consolidated subsidiaries is included in segment operating profit presented above and must be removed in order to calculate income from continuing operations before interest, taxes and minority interest, as presented on the Company’s condensed consolidated statements of income for the three months ended June 26, 2005 and June 27, 2004, respectively.
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TELEFLEX INCORPORATED AND SUBSIDIARIES
SUMMARY OF SEGMENT RESULTS
(Unaudited)

	Six Months Ended
	June 26,	June 27,
	2005	2004
	(Dollars in thousands)
Revenues:
Commercial	$618,514	$635,915
Medical	429,750	305,889
Aerospace	234,238	229,439

Total revenues	1,282,502	1,171,243

Operating profit (1):
Commercial	50,178	67,917
Medical	76,520	49,792
Aerospace	8,533	(4,068)

Total operating profit	135,231	113,641
Corporate expenses	13,120	13,088
Gain on sale of businesses and assets	—	(5,083)
Restructuring costs	13,947	—
Minority interest in consolidated subsidiaries (2)	(9,879)	(8,876)

Income from continuing operations before interest, taxes and minority interest	$118,043	$114,512

(1)	Segment operating profit is defined as a segment’s revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and minority interest. Corporate expenses, gain on sale of businesses and assets, restructuring costs, interest expense and taxes on income are excluded from the measure.

(2)	Minority interest in consolidated subsidiaries is included in segment operating profit presented above and must be removed in order to calculate income from continuing operations before interest, taxes and minority interest, as presented on the Company’s condensed consolidated statements of income for the six months ended June 26, 2005 and June 27, 2004, respectively.
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